Law Offices 50 West Liberty Street Suite 510 Reno, NV 89501 775-785-5440 775-785-5441 (Fax) www.swlaw.com	Denver Las Vegas Los Angeles Los Cabos Orange County Phoenix RENO Salt Lake City Tucson

May 25, 2018

FTE Networks, Inc.

999 Vanderbilt Beach Road, Suite 601

Naples, Florida 34108

Re: FTE Networks, Inc., a Nevada corporation

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by FTE Networks, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 3,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) pursuant to the terms of the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”). The shares of Common Stock that may be issued under the 2017 Plan in connection with the Registration Statement are referred to herein as the “Shares.”

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

1

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the 2017 Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

Snell & Wilmer L.L.P.

2